Exhibit 99.3

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

The Board of Directors

BGS Companies, Inc.:

We have audited the accompanying combined balance sheets of BGS Companies, Inc. and affiliated entities as of December 31, 2004 and 2003 and the related combined statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2004. These combined financial statements are the responsibility of BGS Companies, Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying combined financial statements referred to above present fairly, in all material respects, the combined financial position of BGS Companies, Inc. and affiliated entities as of December 31, 2004 and 2003, and their combined results of operations and their combined cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

New York, New York

August 11, 2005

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Revenue	$223,003	$219,253	$131,204
Expenses:
Cost of revenue	(147,592)	(140,423)	(87,071)
Selling and administrative	(65,788)	(65,746)	(48,606)
Corporate allocation from Parent	(2,550)	(2,759)	(1,737)
Depreciation	(5,938)	(5,519)	(4,430)
Amortization	(1,983)	(1,762)	(874)
Restructuring charges, integration costs and asset impairment charges	(6,195)	(8,604)	(10,623)

	(230,046)	(224,813)	(153,341)

Operating loss	(7,043)	(5,560)	(22,137)
Interest expense	(3,982)	(4,007)	(1,144)
Other expense, net	(1,091)	(643)	(1,248)

Loss before income taxes	(12,116)	(10,210)	(24,529)
Income tax expense	(4,065)	(3,616)	(2,280)

Net loss	$(16,181)	$(13,826)	$(26,809)

See Notes to Accompanying Combined Financial Statements

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

COMBINED BALANCE SHEETS

	December 31,
	2004	2003
	(In thousands, except share information)
ASSETS
Current assets:
Cash and cash equivalents	$9,716	$6,276
Accounts receivable, less allowance for doubtful accounts of $4,513 (2004) and $4,139 (2003)	62,804	65,776
Prepaid expenses and other current assets	2,682	3,065

Total current assets	75,202	75,117
Property, plant and equipment at cost, less accumulated depreciation of $29,966 (2004) and $30,273 (2003)	20,475	19,467
Other non-current assets:
Goodwill, less accumulated amortization of $10,613 (2004) and $10,332 (2003)	131,807	126,238
Intangible assets, less accumulated amortization of $5,133 (2004) and $2,772 (2003)	11,398	14,827
Other	1,720	1,858

Total assets	$240,602	$237,507

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt and other short-term borrowings	$729	$770
Accounts payable	11,702	12,875
Accrued expenses and other obligations	25,082	28,192

Total current liabilities	37,513	41,837
Other liabilities:
Long-term debt — net of current portion	1,404	2,116
Long-term debt to Parent	68,672	64,867
Advances from Parent	111,792	101,960
Other non-current liabilities	3,664	2,334

Total liabilities	223,045	213,114

Commitments and contingencies
Stockholder’s equity:
Common stock:
Authorized 60,000,000 shares, par value $.01
Issued and outstanding shares 44,301,000 (2004 and 2003)	443	443
Additional paid-in capital	65,081	65,081
Accumulated deficit	(84,209)	(68,028)
Accumulated other comprehensive income, net	36,242	26,897

Total stockholder’s equity	17,557	24,393

Total liabilities and stockholder’s equity	$240,602	$237,507

See Notes to Accompanying Combined Financial Statements

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2004	2003	2002
	(In thousands)
Cash flows from operating activities:
Net loss	$(16,181)	$(13,826)	$(26,809)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	5,938	5,519	4,430
Amortization	1,983	1,762	874
Provision for doubtful accounts	(224)	301	1,529
Asset impairment charges	141	1,953	—
Non-cash corporate allocation from Parent	2,550	2,759	1,737
Non-cash interest expense from Parent	3,805	3,805	1,062
Deferred taxes	1,557	514	616
Changes in other assets and liabilities, net of acquisitions:
Accounts receivable	6,407	(6,057)	4,997
Prepaid expenses and other current assets	1,540	3,960	(818)
Accounts payable	(2,011)	(7,506)	5,403
Accrued expenses and other obligations	(3,612)	(7,387)	(13,345)
Other	1,052	(2,432)	564

Net cash provided by (used in) operating activities	2,945	(16,635)	(19,760)

Cash flows from investing activities:
Purchase of property, plant and equipment	(6,033)	(7,704)	(4,327)
Acquisition of businesses, net of cash acquired	0	0	(57,454)

Net cash used in investing activities	(6,033)	(7,704)	(61,781)

Cash flows from financing activities:
Advances from Parent, net	6,387	14,894	19,825
Loan from Parent, net	0	0	60,000
Payment of long-term debt	(753)	(174)	(214)

Net cash provided by financing activities	5,634	14,270	79,611

Net effect of exchange rates changes on cash and cash equivalents	894	1,409	1,666
Net increase (decrease) in cash and cash equivalents	3,440	(8,210)	(264)
Cash and Cash Equivalents — Beginning of year	6,276	14,486	14,750

Cash and Cash Equivalents — End of year	$9,716	$6,276	$14,486

Supplemental Disclosure
Income taxes paid	$2,388	$2,167	$2,545
Interest paid	$177	$202	$82

Supplemental Disclosure of non-cash financing activities
Issuance of shares to repay advances from Parent	—	—	$59,343

See Notes to Accompanying Combined Financial Statements

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

COMBINED STATEMENTS OF STOCKHOLDER’S EQUITY

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total
	(In thousands)
Balance at January 1, 2002	$200	$5,981	$(27,393)	$(5,052)	$(26,264)
Comprehensive income (loss):
Net loss			(26,809)		(26,809)
Foreign currency translation adjustment				12,387	12,387

Comprehensive loss					(14,422)

Issuance of shares to Parent	243	59,100			59,343

Balance at December 31, 2002	$443	$65,081	$(54,202)	$7,335	$18,657
Comprehensive income (loss):
Net loss			(13,826)		(13,826)
Foreign currency translation adjustment				19,562	19,562

Comprehensive income					5,736

Balance at December 31, 2003	$443	$65,081	$(68,028)	$26,897	$24,393
Comprehensive income (loss):
Net loss			(16,181)		(16,181)
Foreign currency translation adjustment				9,345	9,345

Comprehensive loss					(6,836)

Balance at December 31, 2004	$443	$65,081	$(84,209)	$36,242	$17,557

See Notes to Accompanying Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

(In thousands, except share and per share information and where noted)

Note 1 — Nature of Operations and Sale of BGS Companies Inc.

BGS Companies, Inc., together with affiliated entities as defined below (collectively the “Company” or “BGS”), is a business segment of Bowne & Co., Inc. (“Bowne” or “Parent”). BGS provides globalization, localization, translation, interpretation and technical writing services to adapt its clients’ products and content for use in targeted countries in a manner that is both accurate in meaning and culturally appropriate. The Company’s professionals are located in more than 30 production and project management sites in 24 countries and have access to a worldwide network of over 10,000 qualified linguistic resources covering more than 60 languages and dialects. Company operations are conducted on a worldwide basis with approximately 75% of its 2004 revenues denominated in currencies other than the U.S. dollar.

Sale of BGS Companies, Inc.

On June 27, 2005 Bowne entered into a definitive agreement to sell BGS to Lionbridge Technologies, Inc. (“Lionbridge”), a provider of globalization and testing services, for a total sale price of at least $180 million and no more than $198 million, consisting of $130 million in cash and 9.4 million shares of Lionbridge common stock.

Under the terms of the Agreement, if the shares issued to Bowne do not have a value of $50 million, Lionbridge will issue a subordinated note to Bowne of up to $20 million to bring the value of the shares, together with the note, to $50 million. If the shares have a value greater than $68 million, the number of shares will be reduced so that the value is no greater than $68 million.

All remaining Long-term debt to Parent, accrued interest thereon and Advances from Parent will be cancelled and exchanged for shares of common stock in BGS Companies, Inc. prior to closing the sale of BGS to Lionbridge.

As a result of the transaction, certain outstanding stock options will automatically vest in full. Cash consideration will be paid to each employee with outstanding vested stock options and stock appreciation rights if the fair market value of the shares exceeds the exercise price per share. All stock options and stock appreciation rights will be cancelled and cease to be outstanding immediately following the sale of the Company.

The transaction is subject to customary closing conditions and regulatory approval.

Note 2 — Summary of Significant Accounting Policies

A summary of the significant accounting policies the Company followed in the preparation of the accompanying financial statements is set forth below:

Principles of Combination

The Combined Financial Statements include the operations of BGS Companies, Inc., its subsidiaries and all other translation services business units (“affiliated entities”) that were either subsidiaries of Bowne or components of language services subsidiaries of Bowne, except for Bowne Translations Services, Inc. The operations included in these Combined Financial Statements represent Bowne’s globalization segment. Certain entities were not wholly owned by BGS Companies, Inc. at December 31, 2004. In 2002 BGS transferred legal ownership of two Bowne financial printing subsidiaries to another Bowne affiliate. The financial position and results of operations of these two subsidiaries prior to being transferred are not included in the combined financial statements.

Bowne Global Solutions was formed in 1997 through the acquisition of IDOC, Inc., GECAP, Pacifitech Corporation, ME&TA and I&G Com. BGS acquired Mendez S.A., a leading provider of globalization solutions in Europe, in August 2001, and Berlitz GlobalNET, Inc., another leader in the industry, in September 2002. Following these acquisitions, Bowne undertook a reorganization to consolidate all translation services operations under BGS. This effort, which continued throughout 2004, was substantially complete by June 30, 2005.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Historically, the Company has not prepared separate financial statements in accordance with generally accepted accounting principals in the United States of America (“GAAP”) in the ordinary course of operations. However, these combined financial statements were prepared in accordance with GAAP, and have been derived from the consolidated financial statements and accounting records of Bowne. The accompanying combined financial statements are intended to reflect the assets, liabilities, revenue and expenses of the Company as if it were a separate entity for all periods presented. The effects of all significant intercompany transactions have been eliminated.

Revenue Recognition

The Company recognizes the majority of its revenue under the percentage of completion method, which relies on estimates of total expected contract revenues and costs. The Company follows this method since reasonably dependable estimates of the revenue and costs applicable to various elements of the contract can be made. The revenue related to the Company’s interpretation business is recognized when services are rendered pursuant to the underlying contract and in management’s judgment the fee is determinable and the collectibility of the fee is reasonably assured.

The Company’s product and content globalization agreements with its customers provide the customer with a fixed and limited time period following delivery during which BGS will attempt to address any non-conformity to previously agreed upon specifications relating to the work, either in the form of a limited acceptance period or a post delivery warranty period. Since the Company’s obligations under such provisions are generally limited in time and have historically not involved significant costs, they have not impacted revenue recognition.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Maintenance and repairs are expensed as incurred. Depreciation for financial statement purposes is provided on the straight-line method over the estimated useful lives of the assets. The following table summarizes the components of property, plant and equipment:

	December 31,
	2004	2003
Land and buildings	$7,665	$7,063
Computer equipment and software	34,490	33,077
Furniture and fixtures	3,971	5,683
Leasehold improvements	4,315	3,917

	50,441	49,740
Less accumulated depreciation	(29,966)	(30,273)

Net	$20,475	$19,467

Estimated lives used in the calculation of depreciation for financial statement purposes are:

Buildings	30-40 years
Computer equipment and software	2-5 years
Furniture and fixtures	5-7 years
Leasehold improvements	Shorter of useful life or term of lease

The Company follows American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” SOP No. 98-1 requires certain costs in connection with developing or obtaining internally used software to be capitalized. Capitalized software totaled approximately $2,377

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

in 2004, $2,577 in 2003 and $1,647 in 2002 related to software development costs pertaining to the following: machine translation and work flow optimization, estimating and production systems, the installation of a financial reporting system, and the development of customer-facing applications.

Goodwill and Other Intangible Assets

Goodwill represents the excess of costs over fair value of assets of businesses acquired. Prior to July 1, 2001, intangible assets acquired in business combinations accounted for by the purchase method of accounting were capitalized and amortized over their expected useful life as a non-cash charge. Acquisitions after June 30, 2001 were accounted for under SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets”. Those standards require that certain identifiable intangible assets be amortized over their expected useful lives. Under the new standards, the portion of the purchase price allocated to goodwill and indefinite-lived intangible assets is not amortized but is subject to impairment testing at least annually in accordance with SFAS No. 142.

Amounts allocated to identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives as follows:

Customer relationships	5-10 years
Software license agreement	5 years

Stock-Based Compensation

The Company has two stock-based employee compensation plans, which are described more fully in Note 15. The Company accounts for those plans using the intrinsic method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value based method of accounting described above, and has adopted only the disclosure requirements of Statement 123, as amended.

The following tables illustrate the effect on net loss if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation, including Bowne options granted by Bowne in 2003 and 2004 to one employee of BGS.

	Years Ended December 31,
	2004	2003	2002
Net loss:
As reported	$(16,181)	$(13,826)	$(26,809)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related pro forma tax effects	(122)	(195)	(56)

Pro forma net loss	$(16,303)	$(14,021)	$(26,865)

These pro forma amounts may not be representative of future results since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for the BGS options was estimated at the date of grant using the Black-Scholes model with the following weighted-average assumptions:

Stock options	2004 Grants	2003 Grants	2002 Grants
Expected dividend yield	0%	0%	0%
Expected stock price volatility	0%	0%	0%
Risk-free interest rate	3.28%	2.66%	4.46%
Expected life of options	5 years	5 years	5 years
Weighted-average fair value	$0.40	$0.23	$0.51

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS 123 (revised 2004), “Share-Based Payment” (SFAS 123(R)) which replaces SFAS 123, “Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” Refer to Recent Accounting Pronouncements for additional information.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Under this method, deferred income taxes reflect tax carry forwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates.

The Company was included in the consolidated U.S. federal income tax return of Bowne for the years presented herein. The income tax expenses or benefit presented is based upon the taxable income of the Company on a separate return basis. The separate return basis requires the Company to report income taxes as if it were a separate taxpayer and not part of the Bowne consolidated group. Since there was no tax sharing agreement in place between the Company and Bowne, the deferred tax benefit resulting from the Company’s U.S. tax losses has been reflected as a deferred tax asset of the Company for the years presented herein. A valuation allowance related to U.S. net operating losses has been established for standalone presentation purposes as the Company has a history of losses and is not projected to have taxable income in the foreseeable future. Additionally, these net operating losses were utilized by Bowne in its consolidated U.S. tax returns and there is no future tax benefit to be realized from any of the Company’s U.S. tax losses.

The Company filed income tax returns in foreign jurisdictions on a separate return basis and any tax payments required to be made in connection with these tax returns were made directly by the Company. The Company has tax loss carryforwards in certain foreign jurisdictions and the utilization of these tax loss carryforwards may be limited as a result of previous integrations of acquired businesses, ownership changes and other statutory limitations.

These financial statements reflect income taxes resulting from transactions occurring in the ordinary course of the Company’s business and do not reflect the tax effects or possible tax effects of transactions entered into by the Company to integrate any prior acquisitions. Further, these financial statements do not reflect the tax effects or possible tax effects resulting from transfers of shares of subsidiaries between the Company and Bowne.

Foreign Currency Translation

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted-average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of stockholder’s equity and included in determining comprehensive income (loss). Where the U.S. dollar is the functional currency, translation adjustments are recorded in income.

Fair Value of Financial Instruments

The Company defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and other current assets and liabilities approximates the fair value because of the short maturity of those instruments. Fair value of long-term debt from Parent and third parties approximates their carrying value as the terms of the respective debt reflect current market rates.

Impairment of Long-Lived Assets

The Company accounts for its long-lived assets in accordance with SFAS 144, Accounting for Impairment or Disposal of Long Lived Assets. In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

exceeds its estimated future cash flows, an impairment charge is recognized at the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill is tested annually for impairment, and is tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. This determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with FASB Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The Company has determined that it has one reporting unit.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results can differ from those estimates.

Comprehensive Income

The Company applies SFAS No. 130, “Reporting Comprehensive Income.” This statement establishes standards for the reporting and display of comprehensive income, requiring its components to be reported in a financial statement that is displayed with the same prominence as other financial statements.

Recent Accounting Pronouncements

In April 2005, the FASB issued FASB Interpretation No. 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations – An Interpretation of FASB Statement No. 143.” FIN 47 clarifies the terms of FASB Statement No. 143 and requires an entity to recognize a liability for a conditional asset retirement obligation if the entity has sufficient information to reasonably estimate its fair value. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company is currently evaluating the impact of this standard on its financial statements.

In December 2004, the FASB issued SFAS 123(R) which replaces SFAS 123 and supersedes APB Opinion No. 25. Among other items, SFAS 123(R) eliminates the use of APB 25 and the intrinsic method of accounting, and requires all share-based payments, including grants of employee stock options, to be recognized in the financial statements based on their fair values. In April 2005, the Securities and Exchange Commission adopted a new rule deferring the effective date of SFAS 123(R) until the first interim or annual reporting period of the first fiscal year that begins after June 15, 2005. In accordance with the new rule, the Company expects to adopt SFAS 123(R) in the first quarter of 2006 and will recognize compensation expense for all share-based payments and employee stock options based on the grant-date fair value of those awards. The Company is currently evaluating the impact of the statement on its financial statements. As the Company currently accounts for share-based payments using the intrinsic value method as allowed by APB Opinion No. 25, the adoption of the fair value method under SFAS 123 (R) will have an impact on its results of operations. The Company has not determined the impact of this standard on its financial statements.

In December 2004, the FASB issued FASB Staff Position 109-2, (“FSPP FAS 109-2”) “Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004”. The American Jobs Creation Act of 2004 introduces a special one-time dividends received deduction on the repatriation of certain foreign earnings to a U.S. taxpayer (repatriation provision), provided certain criteria are met. FSP FAS 109-2 gives a company additional time to evaluate the effects of the legislation on any plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109, Accounting for Income Taxes. The deduction is subject to a number of limitations, and uncertainty remains as to how to interpret numerous provisions in the Act. As such, the Company is not in a position to decide on whether, and to what extent, it might repatriate foreign earnings that have not yet been remitted to the U.S. based on its analysis to date. The Company therefore cannot reasonably estimate the income tax effect of such repatriation at December 31, 2004.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Note 3 — Acquisition of Berlitz Globalnet, Inc.

On September 27, 2002, the Company acquired all of the issued and outstanding stock of Berlitz GlobalNET, Inc. (“GlobalNET”) from Berlitz International, Inc. and Berlitz Investment Corporation for $75,000 in cash. GlobalNET provides globalization and localization services, software testing, translation and interpretation services.

The net cash outlay of $57,454, which included approximately $1,788 of acquisition costs and was net of $19,334 of cash in the business, has been allocated to assets acquired and liabilities assumed based upon estimated fair value at the date of acquisition. The excess of the purchase price over the estimated fair value of net tangible assets, totaling approximately $41,954 has been allocated between goodwill and other identifiable intangible assets based upon estimated fair values. Of this amount, $9,500 has been allocated to the value of customer contracts and customer relationships and $380 has been allocated to the value of proprietary technology. The amount allocated to customer relationships is being amortized over its estimated life of 5-10 years, and the amount allocated to the proprietary technology is being amortized over its estimated useful life of 5 years. The portion allocated to goodwill is not being amortized.

The Company originally accrued $4,000 of costs associated with the integration of GlobalNET’s operations. The integration eliminated redundant functions and excess facilities in geographical regions where the Company had globalization operations in the same location as GlobalNET. These costs include estimated severance costs ($1,800), lease termination costs ($800) and other costs ($1,400) associated with eliminating GlobalNET facilities and terminating certain GlobalNET employees.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

Cash and cash equivalents	$19,334
Accounts receivable, net of allowance for doubtful accounts	25,429
Other current assets	2,488

Total current assets	47,251
Property, plant and equipment at cost, less accumulated depreciation, and other non-current assets	5,114
Goodwill	32,074
Intangible assets	9,880

Total assets acquired	94,319

Current liabilities	(19,124)
Long-term liabilities	(195)

Total liabilities assumed	(19,319)

Net assets acquired	$75,000

The following unaudited pro forma combined results of operations for the Company as a whole are presented as if the acquisition of GlobalNET had been made at the beginning of the periods presented.

2002
Revenue	$206,600
Net loss	(28,215)

The pro forma net loss includes interest expense on acquisition debt and amortization of identifiable intangible assets and does not include any amortization of goodwill associated with the GlobalNET acquisition, as required under SFAS No. 141. In addition, the pro forma net loss excludes royalty expenses relating to the use of the Berlitz trade name since such expenses will not be incurred prospectively. The pro forma amounts were tax-effected using the Company’s effective tax rate. In addition, the pro forma amounts do not reflect any benefits from economies or synergies that might be achieved from integrating operations. The pro forma information is unaudited and is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the period presented or the future results of the combined operations.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Note 4 — Cash and Cash Equivalents

Cash equivalents of $9,716 and $6,276 at December 31, 2004 and 2003, respectively, are carried at cost, which approximates market, and includes certificates of deposit and money market accounts, all of which have maturities of three months or less when purchased.

Note 5 — Goodwill and Intangible Assets

Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is to be tested for impairment at least annually at the reporting unit level. To accomplish this, the Company compared its fair value to its book value at the balance sheet date. No impairment charges resulted from this evaluation for any of the reported periods since the fair value exceeded the book value.

The changes in the carrying amount of goodwill for the years ended December 31, 2003 and 2004 are as follows:

Balance at January 1, 2003	$108,341
Adjustments to previously recorded purchase price	2,718
Foreign currency translation adjustment	15,179

Balance at December 31, 2003	$126,238
Adjustments to previously recorded purchase price	(2,072)
Foreign currency translation adjustment	7,641

Balance at December 31, 2004	$131,807

The gross amounts and accumulated amortization of identifiable intangible assets are as follows:

	December 31, 2004		December 31, 2003
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
	(In thousands)
Amortizable intangible assets:
Customer lists	$15,032	$4,229	$15,839	$2,176
Software licenses and proprietary technology	1,499	904	1,760	596

	$16,531	$5,133	$17,599	$2,772

Amortization expense related to identifiable intangible assets was $1,983, $1,762 and $874 for the years ended December 31, 2004, 2003, and 2002, respectively. Estimated annual amortization expense for the years ended December 31, 2005 through December 31, 2009 is shown below:

2005	$1,845
2006	$1,771
2007	$1,551
2008	$1,329
2009	$1,329

Note 6 — Accrued Restructuring and Integration Charges

The Company continually reviews its business, manages costs, and aligns its resources with market demand. As a result, the Company took several steps over the last several years to reduce fixed costs, eliminate redundancies, and better position the Company to respond to market pressures or unfavorable economic conditions. As a result of these steps, the Company incurred restructuring charges for severance and personnel-related costs related to headcount reductions, and costs associated with closing down facilities. In addition, in connection with the Company’s acquisition of Mendez S.A. in August 2001 and GlobalNET in September 2002, the Company incurred certain costs to integrate these operations into the existing operations, including costs to shutdown certain facilities and terminate certain employees.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Restructuring and integration expenses for the year ended December 31, 2002 were $10,623. In connection with the Company’s acquisition of GlobalNET in September of 2002, the Company incurred certain costs to integrate the operations of GlobalNET, including costs to shut down certain BGS facilities and terminate certain BGS executives and employees. These costs were approximately $10,215 including approximately $652 of non-cash asset impairment charges, and were included as part of restructuring and integration expenses in the combined statements of operations during the year ended December 31, 2002.

During 2003, the Company continued implementation of the cost reduction efforts announced in 2002, and initiated further cost reductions in 2003. The integration of GlobalNET’s operations with the existing BGS operation continued which resulted in additional headcount reductions, office closings and integration-related expenses. These actions resulted in restructuring, integration and asset impairment charges totaling $8,604 including approximately $1,310 of non-cash asset impairment charges for the year ended December 31, 2003.

During the year ended December 31, 2004 the Company initiated further cost reductions aimed at increasing operational efficiencies. These restructuring charges included additional workforce reductions, further consolidation of the operations in Italy, as well as adjustments related to changes in assumptions in some previous office closings. These actions resulted in restructuring, integration and asset impairment charges totaling $6,195 including approximately $48 of non-cash asset impairment charges for the year ended December 31, 2004.

The activity pertaining to the Company’s accruals related to restructuring charges and integration costs (excluding non-cash asset impairment charges) since December 31, 2001, including additions and payments made are summarized below.

	Severance and Personnel- Related Costs	Occupancy Costs	Other	Total
Balance at December 31, 2001	$1,380	$405	$448	$2,233
2002 expenses	5,204	2,323	2,444	9,971
Paid in 2002	(3,003)	(340)	(2,087)	(5,430)

Balance at December 31, 2002	3,581	2,388	805	6,774
2003 expenses	4,704	431	2,159	7,294
Paid in 2003	(7,033)	(1,820)	(2,383)	(11,236)

Balance at December 31, 2003	1,252	999	581	2,832
2004 expenses	4,278	468	1,401	6,147
Paid in 2004	(3,731)	(713)	(1,125)	(5,569)

Balance at December 31, 2004	$1,799	$754	$857	$3,410

The majority of the remaining accrued severance and personnel-related costs are expected to be paid by the end of 2005.

The Company also accrued $5,100 of costs associated with the acquisition of Mendez’ operations during the year ended December 31, 2001, which were accounted for as part of the cost of the acquisition. These costs included costs to shut down certain Mendez facilities and terminate certain Mendez employees.

The payments made related to this accrual are summarized below.

	Severance and Personnel- Related Costs	Occupancy Costs	Other	Total
Opening balance	$3,865	$1,013	$222	$5,100
Paid in 2001	(1,281)	(369)	(192)	(1,842)

Balance at December 31, 2001	2,584	644	30	3,258
Paid in 2002	(1,228)	(594)	(30)	(1,852)
Effect of foreign currency	236	58	0	294

Balance at December 31, 2002	1,592	108	0	1,700
Paid in 2003	(461)	(69)	0	(530)
Effect of foreign currency	389	(34)	0	355

Balance at December 31, 2003	1,520	5	0	1,525
Paid in 2004	(581)	(5)	0	(586)
Effect of foreign currency	(40)	0	0	(40)

Balance at December 31, 2004	$899	$0	$0	$899

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

The remaining balance on this accrual at December 31, 2004 was paid during 2005.

In connection with the Company’s acquisition of GlobalNET in September 2002, the Company accrued costs of $2,497 associated with the integration of GlobalNET’s operations, which was accounted for as part of the cost of the acquisition. These costs include estimated severance costs and lease termination costs associated with eliminating GlobalNET facilities and terminating certain GlobalNET employees. During 2003, the Company finalized its estimate of these costs by adjustments in the amount of $1,000. These adjustments increased goodwill related to the acquisition of GlobalNET.

The payments made on that accrual are summarized below.

	Severance and Personnel- Related Costs	Occupancy Costs	Total
Opening balance	$1,789	$708	$2,497
Paid in 2002	(964)	(99)	(1,063)

Balance at December 31, 2002	825	609	1,434
Adjustments in 2003	525	475	1,000
Paid in 2003	(1,120)	(561)	(1,681)

Balance at December 31, 2003	230	523	753
Paid in 2004	(230)	(192)	(422)

Balance at December 31, 2004	$0	$331	$331

The Company expects to make payments totaling approximately $221 in 2005 related to this accrual, with the remaining payments on the closed facilities expected to be made over the remaining terms of the respective leases through June 30, 2006.

Note 7 — Income Taxes

The provision for income taxes reflects transactions occurring in the ordinary course of the Company’s business and does not reflect the tax effects or possible tax effects of transactions entered into by the Company to integrate any prior acquisitions. Further, the provision for income taxes does not reflect the tax effects or possible tax effects resulting from transfers of shares of subsidiaries between the Company and Bowne. The provision for income taxes is summarized as follows:

	Year Ended December 31,
	2004	2003	2002
Current:
U.S. federal	$0	$0	$0
Foreign	2,508	3,102	1,664
State and local	0	0	0

sub-total	$2,508	$3,102	$1,664

Deferred:
U.S. federal	350	350	87
Foreign	1,071	28	495
State and local	136	136	34

sub-total	$1,557	$514	$616

Total	$4,065	$3,616	$2,280

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

United States and foreign components of loss before income taxes are as follows:

	Year Ended December 31,
	2004	2003	2002
United States	$(11,430)	$(7,677)	$(8,108)
Foreign	(686)	(2,533)	(16,421)

Total loss before income taxes	$(12,116)	$(10,210)	$(24,529)

Income taxes paid during the years ended December 31, 2004, 2003 and 2002 were $2,388, $2,167, and $2,545, respectively.

The following table reconciles income tax benefit based upon the U.S. federal statutory tax rate to the Company’s actual income tax expense:

	Year Ended December 31,
	2004	2003	2002
Income tax benefit based upon U.S. statutory tax rate	$(4,241)	$(3,574)	$(8,585)
State income tax expense	89	89	22
Effect of foreign taxes (including change in foreign valuation allowance)	3,819	4,016	7,906
Non-deductible expenses	105	46	21
Valuation allowance (U.S. only)	4,293	3,039	2,916

Total income tax expense	$4,065	$3,616	$2,280

Foreign taxes had a significant impact on the Company’s effective tax rate in 2004, 2003 and 2002 since the Company was not able to recognize the tax benefit of losses in certain foreign jurisdictions due to the uncertainty regarding their realization.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as the expected benefits of utilization of net operating loss carry-forwards. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or the net operating losses can be utilized. Management considers the scheduled reversal of deferred tax liabilities and projected future taxable income in making this assessment. A valuation allowance has been provided for a portion of deferred tax assets relating to certain foreign net operating losses due to uncertainty surrounding the utilization of these deferred tax assets. In addition, a valuation allowance has been established to offset the tax benefit of the Company’s U.S. tax losses because the losses were fully utilized in the consolidated U.S. federal income tax return of Bowne and there is no future tax benefit to be realized from any of the Company ‘s U.S. tax losses. During 2004, the valuation allowance increased by $8,294. The change in the valuation allowance relates to current year tax losses, changes in the Company’s net deferred taxes and the effect of foreign currency fluctuations on the Company’s deferred taxes. Based upon the level of historical taxable income and projections for future taxable income over the periods which the remaining deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of its net deferred tax assets.

Significant components of the Company’s deferred tax assets and liabilities at December 31, 2004 and 2003 are as follows:

	2004	2003
Deferred tax assets:
Operating loss carry-forwards	$41,712	$31,575
Deferred compensation and benefits	50	31
Allowance for doubtful accounts	1,176	1,127
Other, net	7,717	8,640

Gross deferred tax assets	50,655	41,373

Deferred tax liabilities:
Property, plant and equipment	(808)	(1,125)
Intangible assets	(4,837)	(3,085)
Other liabilities	(1,736)	(1,704)

Gross deferred tax liabilities	(7,381)	(5,914)

Deferred tax asset valuation allowance	(44,939)	(36,645)

Net deferred tax liability	$(1,665)	$(1,186)

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Deferred tax assets and liabilities are included in the combined balance sheets as follows:

	2004	2003
Current deferred tax asset included in prepaid expenses and other current assets	$333	$242
Current deferred tax liability included in accrued expense and other obligations	(825)	(760)
Noncurrent deferred tax asset included in other noncurrent assets	505	322
Noncurrent deferred tax liability included in other noncurrent liabilities	(1,678)	(990)

	$(1,665)	$(1,186)

The Company has, as of December 31, 2004 and 2003, approximately $80,821 and $68,307, respectively, of foreign net operating losses, some of which do not expire, and none of which are estimated to expire before 2005. The utilization of these foreign net operating losses may be limited due to a change in ownership, previous integration transactions or other statutory limitations in certain foreign jurisdictions. Included in accrued expenses and other obligations in the combined balance sheets is approximately $799 and $67 of current taxes payable at December 31, 2004 and 2003, respectively.

Note 8 — Debt

The components of debt at December 31, 2004 and 2003 are as follows:

	December 31,
	2004	2003
Note payable to Bowne & Co., Inc.	$68,672	$64,867
Other	2,133	2,886

Total debt.	70,805	67,753
Less current portion of debt.	(729)	(770)

Total long-term debt.	$70,076	$66,983

In connection with its acquisition of GlobalNET, the Company entered into a $75,000 promissory note agreement with Bowne on September 27, 2002. $15,000 was repaid to Bowne in 2002 from cash acquired in the acquisition. The note had an original term of two years, which was extended upon mutual consent of the Company and Bowne. Bowne charges interest on the principal balance at its estimated cost of debt, approximately 6.3%. Interest expense for the years ended December 31, 2004, 2003 and 2002 was approximately $3,805, $3,805, and $1,062, respectively. The interest charged on the note has not been paid and has been added to the balance outstanding at the end of each period. In June 2005, the interest charged during 2003 and 2002 of $3,805 and $1,062, respectively, was cancelled by Bowne at historical cost in exchange for the issuance of shares of BGS Companies, Inc. stock. The remaining principal balance of $60,000, the interest charged during 2004 of $3,805 and the interest charged during 2005 will be cancelled by Bowne at historical cost in exchange for shares of BGS Companies, Inc. prior to closing the sale of BGS to Lionbridge.

Other debt is primarily comprised of two mortgages secured by real property in Germany and Belgium and miscellaneous capital leases for office equipment.

Note 9 — Employee Benefit Plans

The Company and its employees participate in the Bowne sponsored retirement plans as described below.

Defined Contribution Plans

The Company’s domestic subsidiaries had been participating in a qualified 401(k) Plan that was available to substantially all Bowne domestic employees. Through December 31, 2002, Bowne matched 50% of a participating employee’s pre-tax contribution up to a maximum of 6% of the participant’s compensation. Effective January 1, 2003, this Plan was merged into the 401(k) Savings Plan discussed below.

Effective January 1, 2003, substantially all of the Company’s domestic eligible employees can participate in the qualified 401(k) Savings Plan, and the Company will match 100% of the first 3% of the participant’s compensation contributed to the 401(k) Savings Plan plus 50% of the next 2% of compensation contributed to the 401(k) Savings Plan. Effective December 31, 2003, the Employees’

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Stock Purchase Plan discussed below was merged into this plan and all account balances were transferred accordingly. As a result, participants in this plan are able to invest contributions in the common stock of Bowne.

Under the Employees’ Stock Purchase Plan, the Company and participating subsidiaries matched 50% of amounts contributed (after-tax) by employees up to twelve hundred dollars per employee per year. Effective December 31, 2002, this Plan was closed to employee contributions and effective December 31, 2003 this plan was terminated and all account balances were transferred to the 401(k) Savings Plan, discussed above.

For the years ended December 31, 2004, 2003, and 2002 the Company’s expense for their matching contributions to the plans were $409, $399 and $250.

International Plans

The Company maintains defined benefit plans in accordance with local statutory requirements for its international employees in Norway, Finland and France. The Company also maintains Company sponsored defined contribution plans for its international employees in Brazil, China, Japan, Taiwan, Belgium, Denmark, France, Ireland, Netherlands, Norway, Poland, Spain, Sweden and the UK.

For the years ended December 31, 2004, 2003, and 2002, the Company’s costs for the contributions to the Company sponsored international plans were $1,434, $1,393, and $977.

Note 10 — Accrued Expenses and Other Obligations

Accrued expenses and other obligations at December 31, 2004 and 2003 include:

	2004	2003
Accrued employee compensation and benefits	$8,496	$10,378
Payroll taxes withheld	2,581	2,451
Unearned income	2,035	881
Accrued restructuring expenses	4,324	7,020
Other accrued expenses	7,646	7,462

Total	$25,082	$28,192

Note 11 — Commitments and Contingencies

Lease commitments

The Company and its affiliated entities occupy premises and utilize equipment under leases which are classified as operating leases and expire at various dates to 2024. Many of the leases provide for payment of certain expenses and contain renewal and purchase options.

Rent expense relating to premises and equipment amounted to $9,410, $9,532, and $6,824 for the years ended December 31, 2004, 2003 and 2002, respectively. Also included in these figures is rent expense from short-term leases. The minimum annual commitments under non-cancelable leases and other operating arrangements are summarized as follows:

2005	$9,334
2006	7,397
2007	6,617
2008	5,043
2009	4,048
2010 — 2024	18,136

Total	$50,575

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

Future rental commitments for leases have not been reduced by minimum non-cancelable sublease rentals aggregating approximately $1,564. The Company remains secondarily liable under these leases in the event that the sub-lessee defaults under the sublease terms. The Company does not believe that material payments will be required as a result of the secondary liability provisions of the primary lease agreements.

Contingencies

In August, 2004 the Company entered into an interpretation services agreement with a foreign governmental agency. There have been several months of discussions between the parties to resolve certain ongoing performance measurement disputes. The customer has not entered into a formal legal claim process, but continues to express its intention to file for liquidating damages under the applicable operating agreement. The Company continues to perform under the terms of the contract and denies that it is in default or material breach of the agreements. There is no recorded accrual for this issue at December 31, 2004.

The Company is involved in certain litigation in the ordinary course of business and believes that the various asserted claims and litigation would not materially affect its financial position, operating results or cash flows.

Note 12 — Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially subject the Company to concentration of credit risks, consist principally of accounts and unbilled receivables. Credit risks are generally limited and spread among a diversified client base across industries and geographic regions. The Company’s largest customer comprised approximately 13% and 18% of combined billed accounts receivable at December 31, 2004 and 2003, respectively, with no other customer accounting for more than 10%. The Company maintains reserves for potential credit losses and such losses have historically been within management’s expectations. The Company’s largest customer based upon revenues accounted for 17%, 20% and 22% of the total 2004, 2003 and 2002 revenue, respectively, with no other customer accounting for more than 10%.

Note 13 —Related Party Transactions

In 2002, the Company issued 24,301 shares of BGS Companies, Inc. stock to Bowne in exchange for the cancellation of $59,343 of advances received in connection with the Mendez Acquisition in 2001.

The Company receives certain corporate services from Bowne, including internal audit, legal, data center and tax services. The Company was charged $2,550, $2,759, and $1,737 for the years ended December 31, 2004, 2003, and 2002, respectively, for such shared services. The Bowne corporate expense allocation is based upon proportionate revenue from all Bowne subsidiaries. Management believes this is a reasonable approximation of provided services.

In addition, the Company’s domestic employees participate in Bowne’s benefit plans including the medical plan and the 401(k) plan. The amounts charged by Bowne are based upon the actual expenses incurred and totaled $1,406, $1,299, and $1,098 for the years ended December 31, 2004, 2003, and 2002. These amounts are reflected as operating expenses in the accompanying statements of operations.

The Company is dependant on funding from Bowne for general corporate expenses, working capital, and capital expenditures. Bowne has unconditionally agreed to continue to provide financial support to allow the Company to meet its obligations through the earlier of January 1, 2006 or the closing of the sale of BGS to Lionbridge. The net balance of funding received of $111,792 and $101,960 as of December 31, 2004 and 2003, respectively, is included in Advances from Parent in the Combined Balance Sheets. These advances do not bear interest. In June 2005, $14,064 and $18,092 of the balance, representing certain 2003 and 2002 Advances from Parent were cancelled by Bowne in exchange for shares of BGS Companies, Inc. A total of 7,059,000 and 6,883,000 shares of BGS Companies Inc. were issued to Bowne in exchange for the cancellation of both the certain 2003 and 2002 Advances from Parent and interest on the note payable to Bowne described in Note 8. Additionally, in June 2005, $71,445 of the Advances from Parent were cancelled by Bowne and converted to equity with no additional shares issued. All remaining amounts in Advances from Parent as well as any additional advances made during 2005 will be cancelled by Bowne in exchange for shares of BGS Companies, Inc. prior to the sale of BGS to Lionbridge, based upon the final sale price.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

As described in Note 8, the Company also has a promissory note with Bowne with an outstanding balance of $68,672 and $64,867 including accrued interest at December 31, 2004 and 2003. The remaining principal and interest balance will be cancelled by Bowne in exchange for shares of BGS Companies, Inc. prior to the sale of BGS to Lionbridge, based upon the final sale price.

Note 14 — Geographic Information

Geographic information about the Company’s revenue, which is principally based on the location of the selling organization, is presented below.

	2004	2003	2002
Americas	$65,080	$73,311	$31,225
Europe	144,413	129,924	83,508
Asia	13,510	16,018	16,471

Total	$223,003	$219,253	$131,204

Geographic information about the Company’s net tangible long-term assets is presented below.

	2004	2003
Americas	$9,841	$8,879
Europe	10,463	10,378
Asia	1,891	2,068

Total	$22,195	$21,325

Note 15 — Stock Incentive Plans

During 1999, the Company adopted the 1999 Stock Option Plan for BGS Companies, Inc. (“the 1999 Plan”). During 2001, the Company adopted the 2001 Key Executives’ Stock Incentive Plan for BGS Companies, Inc. (“the 2001 Plan”). Both Plans provide for the granting of nonqualified stock options, incentive stock options and restricted stock units of BGS Companies, Inc. stock to employees of the Company and its affiliates and advisors. The 1999 Plan authorized the granting of three million options, which are to be granted at not less than the fair market value as of the date of grant and are for periods not to exceed ten years. The options generally vest over periods ranging from two to four years; however, under the 1999 Plan, no options were exercisable until the earlier of an initial public offering of BGS Companies Inc. or January 26, 2002. The 2001 Plan authorized the granting of 3.2 million options, which are to be granted at not less than the fair market value as of the date of grant and are for periods not to exceed seven years. Options that are cancelled or otherwise terminated will again be available for awards to other participants under the 2001 Plan’s terms. Under the 2001 Plan, certain of the options do not become exercisable until an initial public offering of BGS Companies, Inc.

After January 26, 2002, certain vested options under the 1999 Plan became eligible to be “put” back to the Company and the Company had the right to buy such options from the holders at an amount no greater than the amount by which the then fair market value exceeds the exercise price of the option. During 2002, the Company bought 95,925 options from the holders for approximately $50, which amount had been recognized as compensation expense in 2001. In connection with the restructuring in 2002, the Company purchased 1,650,000 vested options for approximately $1,205 from a terminated employee; this amount has been recognized as compensation expense in 2002. The Company did not purchase any options during 2004 or 2003. No compensation expense was recognized in 2004 or 2003.

The 1999 Plan granted 1,684,400 stock options at a weighted average exercise price of $2.54 during 1999. Included in the 1999 grant were 436,000 options issued to employees of Bowne. A dividend of $870 was recognized at the estimated fair market value of the options at the date of grant to non-BGS employees.

NOTES TO COMBINED FINANCIAL STATEMENTS

BGS COMPANIES, INC. AND AFFILIATED ENTITIES

No additional grants were made since 1999 from this Plan. The 2001 Plan granted 2,800,000 stock options at an exercise price of $2.00 during 2001. Details of stock options are as follows:

	Number of Shares	Weighted Average Option Price
Year Ended December 31, 2002
Outstanding, beginning of year	3,921,100	$2.18
Granted	2,217,000	2.14
Repurchased	1,745,925	2.01
Cancelled	1,747,450	2.17

Outstanding, end of year	2,644,725	2.26

Exercisable, end of year	1,436,812	2.20

Year Ended December 31, 2003
Granted	1,655,000	$1.87
Exercised	—	—
Cancelled	482,150	$2.15

Outstanding, end of year	3,817,575	2.11

Exercisable, end of year	2,462,117	2.11

Year Ended December 31, 2004
Granted	660,000	$2.66
Exercised	—	—
Cancelled	1,399,875	2.22

Outstanding, end of year	3,077,700	2.17

Exercisable, end of year	2,665,000	$2.11

The Company has also issued 301,600 stock appreciation rights (“SARs”) to employees in 2001 at an exercise price of $2.25. Prior to 2002, 123,850 were forfeited. In 2002, 2003, and 2004 there were 38,700, 16,000 and 8,800 forfeited, respectively. At December 31, 2004 114,250 SARs remain outstanding. No compensation expense has been recognized for the SARs in 2004, 2003 or 2002 as the fair value of the SARs did not exceed the exercise price during these periods.

As a result of the sale to Lionbridge, certain outstanding stock options will automatically vest in full. Cash consideration will be paid to each employee with outstanding vested stock options and stock appreciation rights if the fair market value of the shares exceeds the exercise price per share. All stock options and stock appreciation rights will be cancelled and cease to be outstanding immediately following the sale of the Company.

The following table summarizes weighted average option exercise price information:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding December 31, 2004	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable December 31, 2004	Weighted Average Exercise Price
$ 1.87–$1.99	1,255,000	5 years	$1.87	1,202,500	$1.87
2.00– 2.24	785,000	4 years	2.01	785,000	2.01
2.25– 2.65	150,700	5 years	2.25	150,500	2.25
2.66– 2.72	510,000	6 years	2.66	280,000	2.66
2.73– 3.00	377,000	4 years	2.82	247,000	2.87

	3,077,700	5 years	$2.17	2,665,000	$2.11